Contacts:

Media: 703.373.0200 or ir@arlingtonasset.com

Investors: Kurt Harrington at 703.373.0200 or ir@arlingtonasset.com

Arlington Asset Investment Corp. Reports Fourth Quarter and Full Year 2013 Financial Results

Non-GAAP core operating income of $0.97 per share (diluted) for the fourth quarter 2013(1)

or $4.15 per share (diluted) for the year ended December 31, 2013

GAAP net income of $40.0 million includes $36.6 million of tax benefits for the fourth quarter 2013, or GAAP net income of $49.5 million includes $35.3 million of tax benefits for the year ended December 31, 2013

Dividend of $0.875 per share for the fourth quarter 2013, paid on January 31, 2014

Annualized dividend yield of 14%(2), 19%(3) on a tax adjusted basis

Book value per share at December 31, 2013 was $33.10

ARLINGTON, VA, February 3, 2014 – Arlington Asset Investment Corp. (NYSE: AI) (the “Company”) today reported non-GAAP core operating income of $16.4 million for the quarter ended December 31, 2013, or $0.97 per share (diluted). A reconciliation of non-GAAP core operating income to GAAP net income appears at the end of this press release. On a GAAP basis, the Company reported net income of $40.0 million for the quarter ended December 31, 2013, or $2.36 per share (diluted), compared to net income of $3.1 million for the quarter ended September 30, 2013, or $0.18 per share (diluted), and net income of $167.1 million, or $12.56 per share (diluted), for the quarter ended December 31, 2012(4).

“2013 was a strong year for Arlington. With the majority of our capital invested in floating rate private-label mortgage-backed securities, low leverage and substantial hedges, the Company distinguished itself by preserving book value per share through the year, recording $4.15 per share of core operating income for an 18% return on equity, and producing a 44% total shareholder return,” said J. Rock Tonkel, Jr., the Company's President and Chief Operating Officer. “We believe that the Company is similarly well positioned for 2014. Our private-label mortgage-backed securities portfolio adjusts with increasing interest rates and has continued to appreciate with the recovery in the U.S. housing sector while we believe our agency mortgage-backed securities are well hedged.  As an internally managed company, our expense ratio to capital is lower from a year ago and can decline further as we grow, boosting return on equity.   The Company continues to generate attractive cash returns and produce dividends which will be protected by the Company’s flexible and tax-advantaged C corporation structure for several more years.”

Fourth Quarter Highlights

Net interest income for the fourth quarter was $20.2 million, including non-cash accretion on private-label mortgage-backed securities (“MBS”) of $1.7 million required under GAAP. The three-month constant prepayment rate (“CPR”) for the Company’s agency-backed MBS as of December 31, 2013 was 6.27%. The Company’s debt to equity ratio at December 31, 2013 was approximately 3 to 1.

As of December 31, 2013, the Company’s agency-backed MBS portfolio consisted of $1.5 billion in face value with a cost basis of $1.6 billion and a fair value of $1.6 billion. As of December 31, 2013, all of the Company’s agency-backed MBS were fixed-rate 30-year MBS specifically selected for their prepayment protections with a weighted average coupon of 4.08%, a weighted average cost of 107.53, a weighted average market price of 103.53, and had a weighted average cost of repo funding of 39 basis points. On a mark-to-market basis, the Company had an average of $1.0 billion in Eurodollar futures associated with the agency-backed MBS portfolio starting in March 2015 and ending in December 2018 with a rate of 2.26% and an equivalent funding cost over the next five years of approximately 1.74%. The Company also had $610 million in notional 10-year interest rate swap futures with a marked rate of approximately 3.19% resulting in a combined hedged notional amount of approximately $1.6 billion. The Company added approximately $130 million in face value to its agency-backed MBS portfolio in January 2014.

As of December 31, 2013, the Company’s private-label MBS portfolio consisted of $485.9 million in face value with an amortized cost basis of $278.7 million and a fair value of $341.3 million. The following table presents certain statistics of our private-label MBS portfolio as of or for the quarter ended December 31, 2013 (dollars in millions):

Total Private-Label MBS

Fair market value	$341.3
Fair market value (as a % of face value)	70.2%
Quarterly cash yield (as a % of average fair market value, excluding GAAP non-cash accretion)	6.4%

Quarterly unlevered yield (GAAP, as a % of amortized cost)	10.2%
Quarterly unlevered cash yield (as a % of average amortized cost excluding GAAP non-cash accretion)	7.9%
Average cost (as a % of face value)	53.8%
Weighted average coupon	3.3%

Face value	$485.9
Amortized cost	$278.7
Purchase discount	$207.2

60+ days delinquent	15.8%
Credit enhancement	0.3%
Severity (3-month)	37.3%
Constant prepayment rate (3-month)	14.2%

Dividend

The Company’s Board of Directors approved a $0.875 dividend for the fourth quarter of 2013. The dividend was paid on January 31, 2014 to shareholders of record as of December 31, 2013. This represented a 14% annualized dividend yield based on the Class A common stock closing price on the New York Stock Exchange (NYSE) of $25.01 on February 3, 2014.

(1)	Non-GAAP Financial Measures

In addition to the financial results reported in accordance with generally accepted accounting principles as consistently applied in the United States (GAAP), the Company has disclosed non-GAAP core operating income for the quarter ended December 31, 2013 in this press release. This non-GAAP measurement is used by management to analyze and assess the Company’s operating results and dividends. Management believes that this non-GAAP measurement assists investors in understanding the impact of these non-core items and non-cash expenses on the performance of the Company and provides additional clarity around the Company's forward earnings capacity and trend.

A limitation of utilizing this non-GAAP measure is that the GAAP accounting effects of these events do in fact reflect the underlying financial results of the Company’s business and these effects should not be ignored in evaluating and analyzing the Company's financial results. Therefore, management believes net income on a GAAP basis and core operating income on a non-GAAP basis should be considered together.

In determining core operating income, the Company excluded certain legacy litigation expenses and the following non-cash expenses: (i) compensation costs associated with stock-based awards, (ii) accretion of MBS purchase discounts adjusted for contractual interest and principal repayments in excess of proportionate invested capital, (iii) unrealized mark-to-market adjustments on the trading MBS and hedge instruments, (iv) other-than-temporary impairment charges recognized, (v) non-cash income tax provisions, and (vi) benefit from the reversal of previously accrued federal and state tax liability and accrued interest related to uncertain tax positions.

The following table presents a reconciliation of the GAAP financial results to non-GAAP measurements for the quarter ended December 31, 2013 (dollars in thousands):

GAAP net income	$39,997
Adjustments
Legacy litigation expenses(a)	510
Stock compensation	879
Non-cash interest income related to purchase discount accretion(b)	(1,651)
Net unrealized mark-to-market loss on trading MBS and hedge instruments	13,591
Other-than-temporary impairment charges	84
Release of valuation allowance on deferred tax assets and non-cash income tax provisions and benefit, net	(24,520)
Benefit from the reversal of tax liability and accrued interest related to uncertain tax position	(12,467)
Non-GAAP core operating income	$16,423
Non-GAAP core operating income per share (diluted)	$0.97

(a)	Legacy litigation expenses relate to legal matters pertaining to events related to business activities the Company completed or exited in or prior to 2009 — primarily debt extinguishment, sub-prime mortgage origination and securitization and broker/dealer operations.
(b)	Non-cash interest income related to purchase discount accretion represents interest income recognized in excess of cash receipts related to contractual interest income and principal repayments in excess of proportionate invested capital.

(2)	Based on the annualized fourth quarter 2013 dividend and the Class A common stock closing price on the NYSE of $25.01 on February 3, 2014.
(3)	The Company's dividends are eligible for the 23.8% federal income tax rate on qualified dividend income, whereas dividends paid by a REIT are generally subject to the higher 43.4% tax rate on ordinary income. To provide the same return after payment of federal income tax as the Company, a REIT would be required to pay dividends providing a 19% yield.
(4)	Net income and earnings per share (diluted) for the quarter ended December 31, 2012 reflect revisions to the federal income tax rate for deferred tax assets. The revision decreased net income by $8.7 million from $175.8 million to $167.1 million and earnings per share (diluted) by $0.65 per share from $13.21 to $12.56.

About the Company

Arlington Asset Investment Corp. (NYSE: AI) is a principal investment firm that currently invests primarily in mortgage-related and other assets. The Company is headquartered in the Washington, D.C. metropolitan area. For more information, please visit www.arlingtonasset.com.

Statements concerning future performance, portfolio hedging, market conditions, cash returns and earnings, dividends, book value, cost burden on capital expense ratio, and any other guidance on present or future periods, constitute forward-looking statements that are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, changes in interest rates, increased costs of borrowing, decreased interest spreads, changes in political and monetary policies, changes in default rates, changes in the constant prepayment rate for the Company’s MBS, changes in our operating efficiency, changes in the Company’s returns, changes in the use of the Company’s tax benefits, maintenance of the Company’s low leverage posture, changes in the agency-backed MBS asset yield, changes in the Company’s monetization of net operating loss carry-forwards, changes in the Company’s ability to generate consistent cash earnings and dividends, preservation and utilization of our net operating loss and net capital loss carry-forwards, impacts of changes to Fannie Mae and Freddie Mac, actions taken by the U.S. Federal Reserve and the U.S. Treasury, availability of opportunities that meet or exceed our risk adjusted return expectations, ability and willingness to make future dividends, ability to generate sufficient cash through retained earnings to satisfy capital needs, changes in and the effects on the Company of mortgage prepayment speeds, ability to realize book value growth through reflation of private-label MBS, and general economic, political, regulatory and market conditions. These and other material risks are described in the Company's Annual Report on Form 10-K for the year ended December 31, 2012, the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, and any other documents filed by the Company with the SEC from time to time, which are available from the Company and from the SEC, and you should read and understand these risks when evaluating any forward-looking statement.

Financial data follows

ARLINGTON ASSET INVESTMENT CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)	Three Months Ended			Twelve Months Ended
(Unaudited)	December 31,			December 31,
	2013	2012		2013	2012
INTEREST INCOME	$22,551	$19,241		$87,019	$64,154

INTEREST EXPENSE
Interest on short-term debt	1,838	1,664		6,899	4,475
Interest on long-term debt	553	119		1,630	490
Total interest expense	2,391	1,783		8,529	4,965
Net interest income	20,160	17,458		78,490	59,189

OTHER (LOSS) GAIN, NET
Investment (loss) gain, net	(11,863)	809		(47,745)	(10,723)
Other loss	(4)	(4)		(15)	(15)
Total other (loss) gain, net	(11,867)	805		(47,760)	(10,738)
Operating income before other expenses	8,293	18,263		30,730	48,451

OTHER EXPENSES
Compensation and benefits	3,161	2,759		11,195	10,339
Professional services	588	781		2,561	4,118
Business development	38	25		145	136
Occupancy and equipment	99	112		427	467
Communications	49	48		191	202
Other operating expenses	930	833		2,072	2,184
Total other expenses	4,865	4,558		16,591	17,446

Income before income taxes	3,428	13,705		14,139	31,005

Income tax benefit	(36,569)	(153,402)		(35,322)	(152,131)

Net income	$39,997	$167,107	(1)	$49,461	$183,136 (1)

Basic earnings per share	$2.40	$12.64	(1)	$3.09	$17.95 (1)

Diluted earnings per share	$2.36	$12.56	(1)	$3.06	$17.88 (1)

Weighted average shares outstanding - basic (in thousands)	16,671	13,220		15,990	10,205
Weighted average shares outstanding - diluted (in thousands)	16,949	13,304		16,189	10,242

ARLINGTON ASSET INVESTMENT CORP.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

(Unaudited)

ASSETS	December 31, 2013	December 31, 2012

Cash and cash equivalents	$48,628	$35,837
Receivables
Interest	5,173	4,869
Sold securities receivable	-	26,773
Other	212	644
Mortgage-backed securities, at fair value
Available-for-sale	341,346	199,156
Trading	1,576,452	1,556,440
Other investments	2,065	2,347
Derivative assets, at fair value	8,424	-
Deferred tax assets, net	165,851	154,418
Deposits	45,504	85,652
Prepaid expenses and other assets	1,311	159
Total assets	$2,194,966	$2,066,295

LIABILITIES AND EQUITY

Liabilities:
Repurchase agreements	$1,547,630	$1,497,191
Interest payable	774	582
Accrued compensation and benefits	5,584	1,542
Dividend payable	14,630	-
Derivative liabilities, at fair value	33,129	76,850
Accounts payable, accrued expenses and other liabilities	1,391	17,837
Long-term debt	40,000	15,000
Total liabilities	1,643,138	1,609,002

Equity:
Common stock	166	132
Additional paid-in capital	1,727,398	1,638,061
Accumulated other comprehensive income, net of taxes	53,996	39,812
Accumulated deficit	(1,229,732)	(1,220,712)
Total equity	551,828	457,293

Total liabilities and equity	$2,194,966	$2,066,295

Book Value per Share	$33.10	$34.65	(1)

Shares Outstanding (in thousands)	16,671	13,198

(1)	Net income and earnings per share for the quarter and year ended December 31, 2012 reflect revisions to the federal income tax rate for deferred tax assets. The revision decreased net income by $8.7 million for the quarter and year ended December 31, 2012. The earnings per share, basic and diluted, also decreased by $0.66 and $0.65 for the quarter ended December 31, 2012 and $0.85 per share for the year ended December 31, 2012, respectively. The book value per share as of December 31, 2012 decreased by $0.59 per share.